[Maslon Edelman Borman & Brand, LLP Letterhead]
June 27, 2006                                       Ranga Nutakki
                                                    Direct Phone: (612) 672-8311
                                                    Direct Fax: (612) 642-8311
                                                    Ranga.Nutakki@maslon.com

VIA FEDERAL EXPRESS

Mr. Roger Baer
Mining Engineer
Division of Corporate Finance
Mail Stop 7010
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-0404

   Re:   El Capitan Precious Metals, Inc.        Form 10-KSB for the fiscal year
         Registration Statement on Form S-3      ended September 30, 2005
         Filed January 30, 2006                  Filed January 13, 2006
         File No. 333-131370                     File No. 333-56262

Dear Mr. Baer:

      As requested, please find enclosed a copy of the Resource Calculation Report prepared by a consultant of El Capitan Precious Metals, Inc.

      Please do not hesitate to contact me at (612) 672-8311 with any questions you may have. Thank you.


                                        Very truly yours,


                                        /s/ Ranga Nutakki
                                        Ranga S. Nutakki

RSN:ck
Enclosure